Exhibit 10.1
STONE ENERGY CORPORATION
EXECUTIVE CHANGE OF CONTROL
AND SEVERANCE PLAN
     The STONE ENERGY CORPORATION EXECUTIVE CHANGE OF CONTROL AND SEVERANCE PLAN (the “Plan”) is hereby adopted effective as of November 16, 2006 pursuant to the authorization of the Board of Directors of STONE ENERGY CORPORATION (the “Company”). The Plan has been established to provide financial security to the Company’s Executives in the event of a Change of Control (as defined below) and upon certain terminations of employment of the Company and replaces in full the Company’s present Executive Severance Policy.
I.
DEFINITIONS AND CONSTRUCTION
     1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.
     “Annual Pay” shall mean the annual rate of base compensation of an Executive in effect immediately prior to the Change of Control or on his termination of employment, whichever is greater.
     “Board” shall mean the Board of Directors of the Company or its successor.
     “Cause” shall mean any termination of an Executive’s employment by reason of the Executive’s: (1) willful and continued failure to perform substantially the Executive’s duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after written notice of such failure has been given to the Executive specifying in detail such failure or (2) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company and its affiliates taken as a whole, monetarily or otherwise. For purposes of clauses (1) and (2) of this definition, no act or failure to act, on behalf of the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.
     “Change of Control” shall be deemed to have occurred for purposes of this policy if the event set forth in any one of the following paragraphs shall have occurred:
(A) any person (a “person or entity”) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (C) below; or
(B) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals, who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(C) there is consummated a scheme of arrangement, merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such scheme of arrangement, merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least sixty-five percent (65%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a scheme of arrangement, merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company of its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; or
(D) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least sixty-five percent (65%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
     Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

     “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) within twelve (12) months after any Change of Control of any one of the following acts by the Company, or failures by the Company to act:
(A) a reduction in the Executive’s annual base salary as in effect on the date of the Change of Control or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company;
(B) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change of Control which is material to the Executive’s total compensation, including but not limited to the Company’s Annual Incentive Compensation Plan and its Amended and Restated Stock Incentive Plan or any substitute plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or unless the Company eliminates the compensation plan for all participants, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change of Control;
(C) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change of Control (except for across-the-board changes similarly affecting all senior Executives of the Company and all senior Executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit or perquisite enjoyed by the Executive at the time of the Change of Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change of Control;
(D) the failure by the Company or, in the event of a merger or acquisition that constitutes a Change of Control, by the controlling entity following such Change of Control, if not the Company, to name the Executive an officer of the parent company within ninety (90) days after the date of the Change of Control and continuing as such thereafter; or
(E) a requirement that the Executive transfer to a work location that is more than fifty (50) miles from such Executive’s principal work location immediately prior to the Change of Control.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
     “Committee” shall mean the Compensation Committee of the Board, or, if no Compensation Committee exists, the Board. The Committee may delegate all or part of its authority as it may choose to the Vice President of Human Resources of the Company.
     “Employer” shall mean the Company and each eligible entity designated as an Employer in accordance with the provisions of Section 4.4 of the Plan.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Executive” shall mean any individual who, on or immediately prior to a Change of Control or at the time of his Involuntary Termination, if earlier, is a president, executive vice president, senior vice president or vice president of an Employer, other than any individual who (i) is covered under the Company’s Executive Change of Control Severance Policy or (ii) has entered into a separate written employment, severance or change of control agreement with the Company and has become entitled to receive severance benefits thereunder as a result of his termination of employment.
     “Health Benefit Coverages” shall mean coverage under each group health plan sponsored or contributed to by the Employer (or following the Change of Control, by an affiliate of the Employer that employs the Executive) for its similarly situated active employees.
     “Involuntary Termination” shall mean any termination of the Executive’s employment with the Employer that is for the convenience of the Employer, as determined by the Compensation Committee of the Board, in its sole discretion; however, a termination (other than for Cause) that occurs on or following a Change of Control, but not later than 12 months after the Change of Control, or that results from a resignation by an Executive for a Good Reason shall be deemed for purposes hereof a “termination for the convenience of the Employer.”
     “Release” shall mean a general release, substantially in the form attached hereto, from the Eligible Employee that releases the Company and its affiliates from employment related claims.
     1.2 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.
     1.3 Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text will control.

II.
CHANGE OF CONTROL AND SEVERANCE BENEFITS
     2.1 Change of Control Benefits. Immediately prior to or upon a Change of Control,
          (a) the Company shall cause each of the unexercised “in-the-money” stock options granted to an Executive pursuant to any of the Company’s stock option plans or stock incentive plans to be fully vested and shall cancel each such stock option immediately prior to the Change of Control for cash equal to the excess, if any, of the product of the number of the Company’s shares issuable upon exercise of such stock options times the cash consideration to be determined by the Board in connection with the Change of Control, over the aggregate exercise price of such stock options,
          (b) all then remaining vesting restrictions with respect to any of the Company’s restricted stock awards issued or issuable to an Executive pursuant to any of the Company’s stock incentive plans shall expire and the restricted shares shall be treated as the Company’s common shares,
          (c) the Company will contribute to its 401(k) plan (the “Plan”) a matching amount for the participants equal to $1.00 for every $2.00 contributed as a 401(k) contribution (other than a 401(k) catch-up contribution) by the participants in the 401(k) Plan for the period from January 1 in the calendar year of the Change of Control through the effective date of the Change of Control, less any matching amounts previously contributed to the 401(k) Plan for such period, if any. Such matching contribution shall be credited to the 401(k) Plan participants’ accounts according to the terms of the 401(k) Plan, up to a total maximum matching contribution for an individual participant’s account that does not exceed the limit authorized by the Internal Revenue Code for such contribution, and
          (d) the Company will pay the Executive a pro rata share of the bonus opportunity up to the date of the Change of Control at the then projected year end rate of payout, in an amount, if any, as determined by the Compensation Committee in its sole discretion.
     2.2 Severance Payments. Subject to the provisions of Sections 2.3, 2.5 and 4.14 hereof, if an Executive incurs an Involuntary Termination, upon his Release becoming irrevocable, the Executive shall be entitled to the following severance benefits:
          (a) if such Involuntary Termination is prior to a Change of Control, a lump sum cash payment, within 30 days of such termination, equal to his Annual Pay;
          (b) a pro rata share, within 30 days of such termination, of the Executive’s bonus opportunity up to the date of his termination at the then projected year end rate of payout, in an amount, if any, as determined by the Compensation Committee in its sole discretion (but reduce by any amount paid to the Executive for such bonus year pursuant to Section 2.1(d));
          (c) the continuation of the Health Benefit Coverages for himself and, where applicable, his eligible dependents for the remainder, if any, of the six-month period following the date of the Change of Control, at a cost to the Executive that is equal to the cost for an active employee for similar coverage. The Executive may choose to continue some or all of such Health Benefit Coverages. If at any time on or after an Executive’s Involuntary Termination any health benefit plan in which he has elected to continue his coverage either is terminated or ceases to provide coverage to him or his covered beneficiaries for any reason, including, without limitation, by its terms or the terms of an insurance contract providing the benefits of such plan or, with respect to a group health plan, such plan no longer being subject to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then Health Benefit Coverages shall mean an economically equivalent cash payment for coverage equivalent to the coverage that is provided (or if the plan has been terminated, that would have been provided but for such termination) for similarly situated active employees, plus, where applicable, a gross-up payment to the Executive to reflect the loss of tax benefits associated with his “lost” employer-provided health plan coverage benefit(s). The subsidized COBRA Health Benefit Coverage(s) provided hereunder shall immediately end upon the Executive’s obtainment of new employment and eligibility for welfare benefit plan coverage(s) similar to that being continued (with the Executive being obligated hereunder to promptly report such eligibility to the Employer);
          (d) the Executive will be eligible to receive outplacement services, the duration and costs for which shall be determined by the then prevailing practice of the Company’s Human Resources Department concerning outplacement services, but in no event shall such benefits exceed a cost to the Company of 5% of the Annual Pay of the Executive;
          (e) if such Involuntary Termination is on or after a Change of Control, a lump sum cash payment, within 30 days of such termination, equal to the product of 2.99 and the Executive’s Annual Pay; and
          (f) a lump sum amount, within 30 days of such termination, equal to the earned, but unpaid, portion of the Executive’s Annual Pay as of the date of his Involuntary Termination.
     2.3 Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of any severance payments or benefits under Section 2.2 (a) through (e) above, an Executive whose employment has been subject to an Involuntary Termination shall first execute a Release, in substantially the form attached hereto as Attachment 1, releasing the Committee, the Plan fiduciaries, the Employer, and the Employer’s parent corporation, subsidiaries, affiliates, shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of such Executive’s employment with the Employer or the termination of such employment, but excluding all claims to benefits and payments the Executive may have under any compensation or benefit plan, program or arrangement, including this Plan. The performance of the Employer’s obligations hereunder and the receipt of any benefits provided hereunder by such Executive shall constitute full settlement of all such claims and causes of action.
     2.4 No Mitigation. An Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article II be reduced by any compensation or benefit earned by the Executive as the result of employment by another employer or by retirement benefits, except as provided in Section 2.2(c) with respect to Health Benefit Coverage and in Section 2.5 with respect to the coordination of severance benefits hereunder with other agreements providing severance benefits. Subject to the foregoing, the benefits under the Plan are in addition to any other benefits to which an Executive is otherwise entitled.
     2.5 Coordination with Other Arrangements. Any Executive who is a party to an individual employment or severance agreement or covered by another similar Change of Control or severance plan (“Other Plan”) of the Employer and who becomes eligible for severance payments and benefits as provided in Section 2.2 of this Plan, shall receive such severance payments and benefits as provided under Section 2.2 of this Plan, but such payments and benefits shall be “offset” or reduced by any severance payments or benefits provided to such Covered Employer under any such Other Plan.
     2.6 Parachute Taxes. Notwithstanding anything in this Plan to the contrary, in the event any payment or benefit to an Executive pursuant to this Plan, when aggregated with any other payments or benefits to or on behalf of such Executive outside of this Plan, would constitute an “excess parachute payment”, within the meaning of Section 280G of the Internal Revenue Code, the payments and/or benefits (as selected by the Company) to such Executive shall be reduced in whole or in part so that no part of the payments or benefits received under this Plan by such Executive will constitute “excess parachute payments”; however, such reduction(s) shall be made only if by reason of such reduction(s) the Executive’s net after-tax benefit (as determined in good faith by the Company), after all such reduction(s), will exceed the Executive’s net after-tax benefit if such reduction(s) were not made.
III
ADMINISTRATION OF PLAN
     3.1 Committee’s Powers and Duties. The Company shall be the named fiduciary and shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. The duties of the Company shall be performed by the Committee. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan. For this purpose, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by this Plan:
          (a) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
          (b) to interpret the Plan and all facts with respect to a claim for payment or benefits, its interpretation thereof to be final and conclusive on all persons claiming payment or benefits under the Plan;
          (c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;
          (d) to make a determination as to the right of any person to a payment or benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of an Executive’s employment and the cause of such termination and the amount of such payment or benefit);
          (e) to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;
          (f) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;
          (g) to sue or cause suit to be brought in the name of the Plan; and
          (h) to obtain from the Employer and from Executives such information as is necessary for the proper administration of the Plan.
     3.2 Member’s Own Participation. No member of the Committee may act or vote in a decision of the Committee specifically relating to himself as a participant in the Plan.
     3.3 Indemnification. The Employer shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
     3.4 Compensation, Bond and Expenses. The members of the Committee shall not receive compensation with respect to their services for the Committee. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.
     3.5 Claims Procedure. Any employee that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for benefits. Any employee who is not paid a benefit and who believes that he is entitled to a benefit or who has been paid a benefit and who believes that he is entitled to a greater benefit may file a claim for benefits under the Plan in writing with the Committee. In any case in which a claim for Plan benefits by an Executive is denied or modified, the Committee shall furnish written notice to the claimant within 90 days after receipt of such claim for Plan benefits (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period and the claimant is informed of such extension in writing within the original 90-day period), which notice shall:
          (a) state the specific reason or reasons for the denial or modification;

          (b) provide specific reference to pertinent Plan provisions on which the denial or modification is based;
          (c) provide a description of any additional material or information necessary for the Executive or his representative to perfect the claim, and an explanation of why such material or information is necessary; and
          (d) explain the Plan’s claim review procedure as contained herein.
In the event a claim for Plan benefits is denied or modified, if the Executive or his representative desires to have such denial or modification reviewed, he must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Executive or his representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Executive and his representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Executive and his representative, if any, prior to the commencement of the extension period. Any legal action with respect to a claim for Plan benefits must be filed no later than one year after the later of (1) the date the claim is denied by the Committee or (2) if a review of such denial is requested pursuant to the provisions above, the date of the final decision by the Committee with respect to such request.
IV.
GENERAL PROVISIONS
     4.1 Funding. The benefits provided herein shall be unfunded and shall be provided from the Employer’s general assets.
     4.2 Cost of Plan. Except as provided in Section 2.2(c), the entire cost of the Plan shall be borne by the Employer and no contributions shall be required of the Executives.
     4.3 Plan Year. The Plan shall operate on a calendar year basis with a short plan year commencing on the effective date of the Plan.
     4.4 Other Participating Employers. The Committee may designate any entity eligible by law to participate in this Plan as an Employer by written instrument delivered to the Secretary of the Company and the designated Employer. Such written instrument shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan which apply to the designated Employer only and shall become, as to such designated Employer and its employees, a part of the Plan. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the consent of such Employer, which consent shall be conclusively presumed to have been given by such Employer upon its submission of any information to the Committee required by the terms of or with respect to the Plan.
     4.5 Amendment and Termination. The Plan may be terminated or amended from time to time at the discretion of the Board; provided, however, that notwithstanding the foregoing, the Plan may not be amended or terminated during its term to adversely affect the benefits or potential rights to benefits (contingent or otherwise) of any Executive then covered under the Plan. For purposes of this Section, a change in the designation of participating Employers by the Committee pursuant to Section 4.4 shall be deemed to be an amendment to the Plan. The initial term of the Plan shall begin on November 16, 2006 and shall continue through December 31, 2007. The Plan shall automatically terminate on January 1, 2008 unless, on or before November 30, 2007, the Board, in its sole discretion to be evidenced by resolution in the minutes of the Board, extends the term of the Plan for the calendar year beginning on January 1, 2008. The Board, in its sole discretion, may continue the Plan in effect beyond December 31, 2008 by similarly extending the term of the Plan for successive calendar years, one year at a time, to be evidenced by resolution(s) in the minutes of the Board. Notwithstanding the foregoing, however, in the event of a Change of Control during the existence of the Plan, the term of the Plan shall automatically be extended for twelve (12) months following the date of such Change of Control. The Employer’s obligation to make all payments and provide benefits that have become payable as a result of an Involuntary Termination occurring during the term shall survive any termination of the Plan.
     4.6 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his employment at any time.
     4.7 Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     4.8 Nonalienation. Executives shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.
     4.9 Effect of Plan. Except with respect to individuals that are not Executives, this Plan is intended to supersede all prior oral or written policies of the Employer and all prior oral or written communications to Executives with respect to the subject matter hereof, and all such prior policies or communications are hereby null and void and of no further force and effect.

Further, this Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Employer’s Executives.
     4.10 Taxes. The Employer or its successor may withhold from any amounts payable to an Executive under the Plan such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     4.11 Governing Law. The Plan shall be interpreted and construed in accordance with the laws of the State of Louisiana without regard to conflict of laws principles, except to the extent preempted by federal law.
     4.12 Section 409A. Notwithstanding anything in this Plan to the contrary, if any payment or benefit under this Plan would result in the imposition of an additional tax under Section 409A of the Internal Revenue Code and related regulations and United States Department of the Treasury pronouncements, that provision of this Plan will be reformed to avoid imposition of the applicable tax. If the Executive is a “specified employee,” as defined in Section 409A of the Internal Revenue Code (the “Code”) with respect to the Employer or an affiliate, severance payments pursuant to Section 2.2 of this Plan shall be paid in a lump sum (without interest) on the date which is six months after the date of the Executive’s “separation from service,” as defined in Section 409A of the Code and the regulations thereunder, or, if earlier, the date of the Executive’s death in a lump sum.
     EXECUTED on November 16, 2006.
STONE ENERGY CORPORATION
By: /s/ David H. Welch
Name: David H. Welch
Title: President and Chief Executive Officer